Exhibit 99.1
ADVENTRX GRANTED CLEARANCE IN THE UK FOR COFACTOR PHASE IIB
METASTATIC COLORECTAL CANCER TRIAL

SAN DIEGO - April 15, 2005 - ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced that it has received clearance from the Medicines and Healthcare products Regulatory Agency (MHRA) to begin an international Phase IIb randomized controlled clinical trial using CoFactor™ with 5-fluorouracil (5-FU) in metastatic colorectal cancer in the United Kingdom. The Company expects to begin patient enrollment for this trial by the end of April 2005. The trial will be conducted at clinical sites in the European Union (EU) and countries outside of the EU following regulatory and ethics approval in each country.

“This clearance comes on the heels of meeting our primary clinical endpoint for response rate with our ongoing US CoFactor Phase II trial in metastatic colorectal cancer,” said Evan M. Levine, president and CEO of ADVENTRX. “This is an important step in the overall late stage clinical development of CoFactor and we look forward to launching this Phase IIb trial in the UK and other countries involved. We also look forward to launching two Phase III pivotal trials for CoFactor; one for metastatic colorectal cancer in the US; and one for pancreatic cancer in Europe.”

This Phase IIb study is an international, multi-center, open label, randomized, controlled clinical trial to evaluate the safety and efficacy of treatment with CoFactor plus 5-FU in patients with metastatic colorectal carcinoma. ADVENTRX plans to conduct this trial in the UK, Germany, Romania, Poland, Serbia, India and Croatia. Approximately 300 patients will be randomized to receive either CoFactor plus 5-FU or leucovorin plus 5-FU. The primary endpoint for this trial is defined as reduction of grade 3 or greater toxicity as defined by the NCI Common Terminology Criteria for Adverse Events (version 3) in the CoFactor/5-FU arm over the leucovorin/5-FU arm. Secondary endpoints are response rate, time to progression, and quality of life. The global prinicipal investigator for the trial is Professor James Cassidy, M.D., MBChB, MSc, FRCP.

Dr. James Cassidy is Professor of Oncology and Head of the Department of Cancer Research in the UK Department of Medical Oncology at the University of Glasgow in Glasgow, Scotland. Professor Cassidy has published over 140 peer-reviewed articles in scientific and medical journals and has led high profile oncology clinical studies, including most recently the X-ACT study.

“We are pleased that an investigator of Dr. Cassidy’s caliber has agreed to lead this clinical trial as he brings significant experience in conducting novel drug development in colorectal cancer therapeutics,” said Cellia Habita, M.D., Ph.D., senior vice president of medical and clinical affairs of ADVENTRX.

ADVENTRX has filed for clearance to initiate a Phase III trial in the US with CoFactor in metastatic colorectal cancer and currently plans to file in the first half of this year for clearance to initiate an EU-based Phase III study in pancreatic cancer.

About CoFactor
CoFactor is a folate-based biomodulator developed to enhance the activity of the widely used cancer chemotherapeutic, 5-FU. Data from previous clinical trials in Europe have demonstrated clinical benefit and improved overall median survival in patients with advanced tumors, including colorectal, pancreatic and breast. CoFactor creates more stable binding, compared to leucovorin, of the active form of 5-FU, FdUMP, to the target enzyme, thymidylate synthase. CoFactor bypasses the chemical pathway required by leucovorin to deliver the active form of folate which allows 5-FU to work more effectively. This improves 5-FU performance and lowers toxicity. More information on CoFactor can be found at http://www.adventrx.com/products/antic_cofactor.htm.

About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that improve the performance of existing drugs and address significant problems such as drug metabolism, bioavailability and resistance. More information can be found on the Company's Web site at www.adventrx.com.

Forward Looking Statement
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s last quarterly report on Form 10-QSB, as well as other reports that the Company files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.

Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866

Investor Contact:
Lippert Heilshorn & Associates
Jody Cain (jcain@lhai.com)
Brandi Floberg (bfloberg@lhai.com)
310-691-7100